                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           MICRONICS COMPUTERS, INC.
                                       AT

                              $2.45 NET PER SHARE
                                       BY

                       BOARDWALK ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 12, 1998, UNLESS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF MICRONICS COMPUTERS, INC. (THE "COMPANY"), WHICH WOULD REPRESENT, ON A FULLY DILUTED BASIS AT LEAST FIFTY-ONE PERCENT (51%) OF THE OUTSTANDING SHARES (THE "SHARES"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

     THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 11, 1998 (THE "MERGER AGREEMENT"), AMONG DIAMOND MULTIMEDIA SYSTEMS, INC., BOARDWALK ACQUISITION CORPORATION AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

     Any stockholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            ------------------------

May 15, 1998

                               TABLE OF CONTENTS

  SECTION                                                                   PAGE
  -------                                                                   ----
Introduction  ............................................................    3
          1.  Terms of the Offer..........................................    4
          2.  Acceptance for Payment and Payment for Shares...............    5
          3.  Procedure for Tendering Shares..............................    6
          4.  Withdrawal Rights...........................................    8
          5.  Certain Federal Income Tax Consequences.....................    9
          6.  Price Range of Shares; Dividends on the Shares..............   10
          7.  Effect of Offer on Nasdaq National Market Listing, Market
                for Shares and SEC Registration...........................   10
          8.  Certain Information Concerning the Company..................   11
          9.  Certain Information Concerning Purchaser and Parent.........   13
         10.  Source and Amount of Funds..................................   14
         11.  Background of the Offer.....................................   14
         12.  Purpose of the Offer; The Merger; Plans for the Company.....   15
         13.  The Transaction Documents...................................   17
         14.  Dividends and Distributions.................................   25
         15.  Certain Conditions to Purchaser's Obligations...............   25
         16.  Certain Regulatory and Legal Matters........................   27
         17.  Fees and Expenses...........................................   28
         18.  Miscellaneous...............................................   28
    Annex I.  Certain Information Concerning the Directors and Executive
                Officers of Parent and Purchaser..........................   29

TO THE HOLDERS OF COMMON STOCK OF MICRONICS COMPUTERS, INC.:

                                  INTRODUCTION

     Boardwalk Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Diamond Multimedia Systems, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (collectively, the "Shares"), of Micronics Computers Inc., a Delaware corporation (the "Company") at a purchase price of $2.45 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of BankBoston, N.A. (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17.

     Purchaser is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined).

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS RECEIVED THE OPINION OF ALLIANT PARTNERS, THE COMPANY'S FINANCIAL ADVISOR ("ALLIANT PARTNERS"), DATED MAY 7, 1998, TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND LIMITATIONS SET FORTH THEREIN, THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THAT OPINION IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 WHICH IS BEING MAILED TO THE COMPANY'S STOCKHOLDERS, AND STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) SHARES REPRESENTING AT LEAST FIFTY-ONE PERCENT (51%) OF SHARES OUTSTANDING, ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (INCLUDING SHARES ISSUABLE UPON EXERCISE OR CONVERSION OF ALL STOCK OPTIONS VESTED OR SCHEDULED TO VEST PRIOR TO JULY 31, 1998 AND ALL CONVERTIBLE SECURITIES OR OTHER RIGHTS TO PURCHASE OR ACQUIRE SHARES) (THE "MINIMUM CONDITION"). SEE SECTION 15.

     The Company has represented to Parent and Purchaser that, as of May 11, 1998, there were 12,902,565 Shares issued and outstanding and 3,120,084 Shares reserved for issuance in connection with outstanding stock options (542,749 of which are estimated to be vested or scheduled to vest as of July 31, 1998). Based on the foregoing, Purchaser believes that approximately 6,857,111 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 13. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company if such approval is required by applicable law. See Section 12. In the Merger, each outstanding Share shall automatically be canceled and extinguished and each outstanding Share (other than Shares owned by the Company as treasury stock, by Parent, or any subsidiary thereof, or Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into and represent the right to receive the Offer Price, without interest thereon.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     This Offer to Purchase contains forward-looking statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Certain of these factors as well as additional risks and uncertainties, are detailed in the Company's periodic filings with the Securities and Exchange Commission (the "Commission").

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 12, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

     Purchaser has agreed in the Merger Agreement that, without the prior written approval of the Company, it will not extend the period during which the Offer is open, except (subject to the Company's right of termination, discussed under Section 13, "Merger Agreement -- Termination of the Merger Agreement," below) (A) as required to comply with any rule, regulation or interpretation of the Commission, (B) until such time as all such conditions described under
Section 15, "Certain Conditions to Purchaser's Obligations," below, have been satisfied or waived or (C) only if less than 90% of the outstanding Shares have been tendered, for one or more times for a total number of days in the aggregate for any extension in accordance with this clause (C) not to exceed 20 business days for any reason other than those specified in the immediately preceding clauses (A) and (B). Subject to the foregoing restrictions, Purchaser reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     If Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and, if at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. As described in the Introduction to this Offer to Purchase, Purchaser believes that in order to satisfy the Minimum Condition, Purchaser must purchase 6,857,111 Shares.

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

     In the Merger Agreement, Purchaser has also agreed that it will not, (1) reduce the cash price per Share to be paid pursuant to the Offer, (2) reduce the number of Shares to be purchased pursuant to the Offer, (3) impose additional conditions to the Offer, (4) extend the Offer beyond 120 days from the commencement of the Offer without the prior written consent of the Company, except as contemplated in the Merger Agreement, or (5) otherwise amend any other material terms of the Offer in a manner that is materially adverse to the stockholders of the Company.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 15, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Purchaser by reason of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or to one or more direct or indirect subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) there must be compliance with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     Signature Guarantees. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled
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

"Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for unpurchased Shares are to be issued to a person other than the registered owner or owners, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, as described above) or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 11, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights, including voting at any meeting of stockholders then scheduled.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 13, 1998. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," or "conversion transaction." This discussion does not address any aspect of state, local or foreign taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be (i) long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than eighteen months, and (ii) mid-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year but not more than eighteen months.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Company 10-K"), the Shares are listed and traded on the Nasdaq National Market under the symbol "MCRN" and the Company has not paid any cash dividends on the Shares. Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside for payment or pay any dividends or other distributions with respect to the Shares prior to consummation of the Merger. The following table sets forth the high and low closing sales prices per Share on the Nasdaq National Market for the periods indicated, as reported in published financial sources.

                                                              HIGH       LOW
                                                             -------    ------
Year Ended September 30, 1996:
  First Quarter............................................  $4.875     $3.250
  Second Quarter...........................................   4.250      2.500
  Third Quarter............................................   3.375      2.500
  Fourth Quarter...........................................   3.000      1.875
Year Ended September 30, 1997:
  First Quarter............................................   2.875      2.156
  Second Quarter...........................................   3.000      2.016
  Third Quarter............................................   3.875      1.781
  Fourth Quarter...........................................   3.188      1.875
Year Ending September 30, 1998
  First Quarter............................................   2.688      1.688
  Second Quarter...........................................   2.219      2.531
  Third Quarter (through May 14, 1998).....................   1.438      2.344

     The closing sale price per Share on the Nasdaq National Market on May 8, 1998, the last full day of trading prior to the public announcement of Purchaser's intention to make the Offer, was $1.781. The closing sale price per Share on the Nasdaq National Market on May 14, 1998, the last full day of trading prior to the commencement of the Offer, was $2.344. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the proxy materials and annual and quarterly reports referred to in Section 8.

7. EFFECT OF OFFER ON NASDAQ NATIONAL MARKET LISTING, MARKET FOR SHARES AND SEC REGISTRATION.

     The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If trading volume were lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists," or such quotations might not be published at all. If the number of holders of Shares (based on round lots) fell below 400, Nasdaq might cease to provide quotations but quotations might still be available from other sources. Purchaser cannot predict whether Nasdaq trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for Nasdaq National Market reporting. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     The Company is a Delaware corporation with its principal executive offices located at 45365 Northport Loop West, Fremont, California 94538. According to the Company 10-K, the Company is a supplier of advanced system boards for high-performance personal computers sold by original equipment manufacturers, distributors and value-added resellers, graphics accelerator products and the nucleus of "barebones" system products.

     Set forth below is certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the consolidated financial statements presented in the Company 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and 1998. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein or incorporated therein by reference.

                   MICRONICS COMPUTERS, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                         SIX MONTHS ENDED
                                            MARCH 31,             YEAR ENDED SEPTEMBER 30,
                                        ------------------    --------------------------------
                                         1998       1997        1997        1996        1995
                                        -------    -------    --------    --------    --------
OPERATING DATA
Net sales.............................  $30,332    $60,470    $ 99,276    $171,245    $234,077
Income (loss) from operations.........   (4,035)    (2,998)    (10,505)     (5,391)    (19,470)
Net income (loss).....................   (3,419)    (2,498)     (9,789)    (13,288)    (12,836)
Net income (loss) per common share....    (0.26)     (0.18)       (.70)       (.96)       (.95)
BALANCE SHEET DATA (END OF PERIOD)
Total assets..........................  $39,420    $51,547    $ 49,649    $ 61,563    $ 93,254
Long-term debt........................       --         --          --          --         397
Stockholders' equity..................   28,604     41,508      34,379      43,888      56,554

     Certain Company Estimates. During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see Section
11), the Company provided Parent with certain information relating to the Company which Purchaser believes is not publicly available. This information included a preliminary pro forma income statement for the Company for fiscal years 1998, 1999 and 2000 developed by the Company's senior management following the Company's first quarter ended March 31, 1998 and predicated on preliminary assumptions at that time (April 1997) for macroeconomic conditions, gross profits and operating expenses. The projection also assumed that the Company would close its motherboard and system business and take other actions to reduce operating losses significantly (action which the Company had not resolved to undertake, and does not intend to undertake during the pending of the Offer). Based on the foregoing, the estimates provided a fiscal year 1998 operating budget with estimated net sales of $72.0 million, gross profit of $12.1 million, operating expenses of $13 million and operating losses of $800,000. The Company's fiscal year 1999 pro forma income statement (prepared on the same assumption) estimated revenues of $65.0 million, gross profit of $13.1 million, operating expenses of $11.6 million and operating income of $1.5 million. The Company's fiscal year 2000 operating budget (prepared on the same assumption) estimated net sales of $90 million, gross profit of $13.1 million, operating expenses of $11.0 million and operating income of $3.8 million. The foregoing information has been excerpted from the materials presented to Parent by the Company and does not reflect consummation of the Offer or the Merger.

     The foregoing estimates constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in operating results, the ability to retain existing and win new OEM business, business conditions in the personal computer industry, product introductions, competition, rapid technological change and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the Commission.

     THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY ESTIMATES AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE ESTIMATES SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. THE COMPANY HAS INFORMED PARENT THAT THE ESTIMATES WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING ESTIMATES OR FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE ESTIMATES PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, PURCHASER OR PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE ESTIMATES WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. THE INCLUSION OF THE FOREGOING ESTIMATES SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, PURCHASER, PARENT OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER PURCHASER NOR PARENT HAS RELIED ON THEM AS SUCH. NONE OF PURCHASER OR PARENT OR THEIR FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF THE ESTIMATES.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser, a Delaware corporation, was recently incorporated for the purposes of making the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned by Parent. The principal executive offices of Purchaser are located at 2880 Junction Avenue, San Jose, California 95134.

     Until, immediately prior to the time Purchaser purchases Shares and immediately prior to the Merger, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer, the Merger Agreement and the Merger. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available with respect to it.

     Parent is a Delaware corporation with its principal executive offices located at 2880 Junction Avenue, San Jose, California 95134. Parent is engaged in the business of designing, developing, manufacturing and marketing multimedia and connectivity products for IBM-compatible personal computers and modems for Apple MacIntosh computers.

     The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Purchaser and Parent are set forth in Annex I to this Offer to Purchase. None of Parent Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex I of this Offer to Purchase or any associate or majority-owned subsidiary of such person or entity beneficially owns or has any right to acquire, directly or indirectly, any Shares, and, to the best knowledge of Parent and Purchaser, no such person or entity has effected any transaction in the Shares during the past 60 days.

     Set forth below is certain summary condensed consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the condensed consolidated financial statements presented in Parent's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and 1998. More comprehensive financial information is included in such reports and in other documents filed by Parent with the Commission (which may be inspected or obtained in the manner set forth below), and the following summary is qualified in its entirety by reference to such reports or other documents and all of the financial information and notes contained therein or incorporated therein by reference.

               DIAMOND MULTIMEDIA SYSTEMS, INC. AND SUBSIDIARIES
                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1997          1996          1995
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
  Net sales.................................................   $443,281      $598,050      $467,635
  Gross profit..............................................     55,795       112,766       108,350
  Write-off of in-process technology........................         --            --        76,710
  Income (loss) from operations.............................    (67,719)       22,708       (19,273)
  Net income (loss).........................................    (45,605)       16,337       (41,347)
  Net income (loss) per share:
     Basic..................................................      (1.33)         0.48         (1.55)
     Diluted................................................      (1.33)         0.46         (1.55)

BALANCE SHEETS DATA
  Total assets..............................................    337,554       332,438       351,729
  Current portion of long-term debt.........................     36,455        18,068        18,077
  Long-term debt, net of current portion....................      1,873         2,720        11,705
  Total stockholders' equity................................    180,521       224,295       208,610

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
STATEMENTS OF OPERATIONS DATA
  Net sales.................................................  $186,196   $112,402
                                                              --------   --------
  Gross profit..............................................    41,626     19,585
                                                              --------   --------
  Income (loss) from operations.............................    11,132     (9,934)
                                                              --------   --------
  Net income (loss).........................................  $  7,927   $ (5,951)
                                                              --------   --------
  Net income (loss) per share:
     Basic..................................................  $   0.23   $  (0.17)
     Diluted................................................  $   0.22   $  (0.17)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
BALANCE SHEETS DATA
  Total assets..............................................  $349,762   $337,554
  Current portion of long-term debt.........................    35,301     36,455
  Long-term debt, net of current portion....................     1,747      1,873
  Total stockholders' equity................................   190,842    180,521

     Available Information. Purchaser is not subject to the informational filing requirements of the Exchange Act. Purchaser does not file reports or other information with the Commission relating to its business, financial condition or other matters. Parent is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning Parent's directors, officers, their renumeration, stock options granted to them, the principal holders of Parent's securities, any material interest of such persons in transactions with Parent, and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

10. SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares issuable upon exercise or conversion of all stock options, vested or scheduled to vest prior to July 31, 1998, and convertible securities or other rights to purchase or acquire Shares, are tendered to and purchased by Purchaser, the aggregate purchase price and all estimated commissions, fees and expenses will be approximately $35.5 million. Purchaser intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's existing working capital.

11. BACKGROUND OF THE OFFER.

     The Company engages in lines of business complimentary to those of Parent. Accordingly, Parent has followed the business of the Company for several years, and has also been aware for some time of the Company's efforts to identify an acquiror. In early 1998, Parent began to consider seriously a bid to acquire the Company, primarily as a result of developing trends in the multimedia systems boards and PC gaming industries and Parent's perception of growing potential value from a combination of the two companies.

     On March 31, 1998, William Schroeder, Parent's President, Chief Executive Officer and Chairman of the Board, met with Broadview Associates LLC ("Broadview") to discuss generally the status of pending strategic initiatives in the multimedia systems board industry, including the possibility of a potential combination of Parent and the Company. On that same date, representatives of Broadview, on behalf of Parent, contacted Charles Hart, President and Chief Executive Officer of the Company, to inquire about the Company's interest in a possible combination with Parent. Mr. Hart referred Broadview to Alliant Partners, the Company's financial advisor ("Alliant"). Broadview contacted Alliant and discussed certain parameters and alternatives regarding a potential transaction.

     On April 2, 1998, Mr. Schroeder, James Walker, Parent's Senior Vice President, Finance and Administration and Chief Financial Officer, and certain other members of senior management of Parent, along with representatives of Broadview, met with Mr. Hart, Bill Finley, Vice President, Finance and Chief Financial Officer of the Company, another member of the Company's senior management team and representatives of Alliant at Alliant's offices. The parties exchanged information on their respective financial condition, the strategies and prospects of their respective companies, personnel matters, synergies between the companies, and the possibility of a business combination. Based on the discussion at the meeting, the parties agreed to continue discussions.

     On April 6, 1998, Mr. Schroeder and Mr. Walker met with representatives of Broadview to discuss pending strategic initiatives, including a potential business combination with the Company.

     During the week of April 6, 1998, the Company provided Parent with certain confidential information regarding the Company, as part of Parent's preliminary due diligence review of the Company and to assist Parent in its valuation analysis. Numerous discussions were held between representatives of Broadview and Alliant regarding parameters and terms of a potential transaction.

     On April 8, 1998, Parent and the Company executed a mutual confidentiality agreement.

     On April 9, 1998, Parent provided to the Company a preliminary proposal to acquire the Company for cash, subject to the satisfactory completion of due diligence, execution of a definitive agreement, as well as other customary conditions. The preliminary proposal contemplated a cash acquisition of the Company for an aggregate consideration of approximately $34.5 million.

     On April 10, 1998, members of Parent's technical staff met and representatives of Broadview met with Mr. Hart, Mr. Finley, members of the Company's technical staff and Alliant at the Company's offices to conduct due diligence and to discuss issues related to the Company's organization, technology and product offering.

     On April 14, 1998, Mr. Walker, other members of Parent's management staff, representatives of Broadview and representatives of Coopers & Lybrand LLP, Parent's independent accountants, met with Mr. Hart and Mr. Finley at Parent's offices to further discuss a potential transaction. Following such meeting, Parent proposed transaction terms to the Company.

     From April 14 to April 17, 1998, legal and financial representatives of Parent and the Company continued to exchange information and met on four occasions to conduct due diligence and to discuss the proposed transaction.

     On April 15, 1998, at a regularly scheduled meeting of the Board of Directors of Parent, Mr. Schroeder, Mr. Walker and representatives of Broadview briefed the Board of Directors of Parent as to the status of discussions with the Company, outlined the structure of the proposed transaction and presented the strategic reasons for such a transaction. After discussion, the Board of Directors unanimously authorized Mr. Schroeder and Mr. Walker to continue discussions with the Company regarding the transaction.

     On April 23, 1998, legal counsel to Parent provided a draft of a definitive acquisition agreement to legal counsel to the Company. Over the subsequent two week period, Parent and the Company, through their financial representatives and legal counsel, negotiated the terms and conditions of the draft agreement.

     On April 23, 1998 and April 24, 1998, Mr. Schroeder and members of Parent's management met with Mr. Hart and members of the Company's management and technical staff to discuss the proposed transaction and to evaluate the capabilities of the Company's engineering organization.

     On April 27, 1998, the Board of Directors of Parent held a special telephonic meeting. At this meeting, Mr. Schroeder and Mr. Walker, together with representatives of Broadview and legal counsel to Parent, discussed with the Board the results of due diligence, the strategic reasons for the transaction, the status of the negotiations with the Company and the terms of the definitive agreement. Following discussion, the Board of Directors of Parent unanimously approved the proposed transaction at a price of $2.45 per share and directed management to complete the transaction pursuant to such terms and with the advice of counsel.

     On May 1, 1998, representatives of Broadview informed representatives of Alliant that Parent, due to various considerations, including the results of Parent's due diligence, was not prepared to proceed with the preliminary offer of approximately $34.5 million Following a series of discussions, Parent proposed a cash tender offer for the outstanding Shares at a price of $2.45 per Share. On May 7, 1998, the Board of Directors of the Company unanimously approved entering into the proposed transaction at the 2.45 per share price and the other terms proposed by Parent.

     From May 4 to May 11, 1998, attorneys for the parties finalized the terms of the agreement, with input from respective management and owners of the two companies, final terms were reached. On May 11, 1998, the Merger Agreement was executed and delivered and the transaction was publicly announced.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is for Purchaser to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Purchaser. The Offer is being made pursuant to the Merger Agreement.

     Approval. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

     Stockholder Meetings. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent has agreed that all Shares owned by it or any of its subsidiaries (including Purchaser) will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Board Representation. If Purchaser purchases at least fifty-one percent (51%) of the outstanding Shares pursuant to the Offer, the Merger Agreement provides that Parent will be entitled to designate a majority of the members of the Board of Directors and the Company, upon request by the Parent, shall increase the size of the Board of Directors or secure resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors. Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate William J. Schroeder, Bruce C. Edwards, Carl W. Neun and James T. Schraith, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short Form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement the Company has agreed to take all action necessary under the DGCL and its certificate of incorporation and by-laws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger, if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

     Confidentiality. In connection with each of Parent and the Company granting the other party and its representatives access to certain confidential information for purposes of evaluating the contemplated transaction, Parent and the Company executed a Mutual Confidentiality Agreement, dated as of April 8, 1998 (the "Confidentiality Agreement"). Among other things, the Confidentiality Agreement provides that, on and after the date of the Confidentiality Agreement, neither Parent nor the Company will (i) disclose any evaluation material (as defined in the Confidentiality Agreement) to any third party, except as required by applicable law or legal process, and subject to certain additional exceptions or (ii) solicit the other party's employees or contractors involved in the discussions between the parties for a period of six months thereafter, in each case without the prior written consent of the other party. In the event that the contemplated transaction is not consummated, each party must return all evaluation material upon the other party's request and may not use such material without the prior written consent of the other party for any purpose.

     Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Purchaser have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE TRANSACTION DOCUMENTS.

  The Merger Agreement

     Commencement. The Merger Agreement provides for the commencement of the Offer not later than five business days after the public announcement of the execution of the Merger Agreement, provided that the Merger Agreement has not theretofore been terminated pursuant to its terms. Parent, Purchaser and the Company are required to use all reasonable efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     Merger. The Merger Agreement provides that, as soon as practicable after expiration of the Offer and the receipt of any required approvals and adoption of the Merger Agreement by the stockholders of the

Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, Purchaser (or another direct or indirect Delaware wholly-owned subsidiary of Parent) will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") (the "Effective Time"). Notwithstanding the foregoing, the parties to the Merger Agreement have agreed that Purchaser may make changes in the terms and conditions of the Offer (including substitution of indirect wholly-owned subsidiary of Parent for Purchaser) provided that any such changes do not (i) reduce the maximum number of Shares to be purchased in the Offer, (ii) impose conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement, (iii) or amend any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond 120 days from the commencement of the Offer except as necessary to provide time to satisfy the conditions set forth in Annex I to the Merger Agreement or as required by any rule, regulation, interpretation or position of the Commission and except that Purchaser may extend the Offer for up to 20 business days, if as of such date, there shall not have been tendered at least ninety percent (90%) of the outstanding Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with applicable provisions of the DGCL.

     Vote Required to Approve Merger. In the Merger Agreement, the Company has agreed, if required by the DGCL, in order to consummate the Merger, to take all action necessary in accordance with the DGCL to convene a meeting of its stockholders promptly following consummation of the Offer for the purpose of considering and approving the Merger. The Company, acting through its Board of Directors, has further agreed that if a stockholders' meeting is convened, the Company shall recommend that stockholders of the Company vote in favor of the Merger and shall take all reasonable actions necessary to solicit such approval. Subject to compliance with applicable fiduciary duties, the Company, acting through its Board of Directors, shall include in the proxy statement the unanimous recommendation of its Board of Directors that stockholders of the Company vote in favor of the Merger and shall disclose that each of the Company's directors and executive officers intend to tender all outstanding shares beneficially owned by such persons to Purchaser pursuant to the Offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, use all reasonable commercial efforts to solicit from stockholders of the Company proxies in favor of the Merger, and to take all other action necessary or, in the reasonable judgment of Parent and Purchaser, advisable to secure the vote of its stockholders required by DGCL to effect the Merger. At any such meeting, all of the Shares then owned by Parent, Purchaser or any subsidiary of Parent, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be canceled and extinguished and each Share (other than Shares held by Parent or any subsidiary thereof, and Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of the Shares, be converted into the right to receive the Offer Price upon the surrender of the certificate formerly representing such Share. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

     Treatment of Stock Option Plans, 401(k) Plan and Employee Stock Purchase Plan. The Company, Parent and Purchaser have agreed that Parent shall not assume or continue any outstanding stock options (the "Outstanding Options") under any of the Company's 1989 Stock Option Plan, 1992 Directors Stock Option Plan, the 1998 Equity Incentive Plan and options assumed in connection with the Company's acquisition of Orchid Technology or any other agreement or arrangement, or substitute any additional options for such outstanding options (collectively, the "Stock Plans"). The Company shall take all actions necessary to provide that at the Effective Time, (i) each Outstanding Option shall be canceled and (ii) in consideration for such cancellation, each holder of an Outstanding Option shall receive in consideration thereof an amount (subject to applicable withholding requirements) in cash equal to the product of (x) the excess, if any, of the Offer

Price over the per Share exercise price of each Outstanding Option and (y) the number of Shares subject to such Outstanding Option. The Company has agreed to take all actions necessary to effectuate the foregoing including without limitation amending the Stock Plans and obtaining any necessary consents from holders of Outstanding Options.

     The Company will take any and all actions necessary and appropriate to terminate the Company's 401(k) Plan and the Employee Stock Purchase Plan (the "ESPP"), including without limitation (i) adoption of resolutions by the Company's Board of Directors terminating the 401(k) Plan and the ESPP immediately prior to the Effective Time and (ii) timely delivery of any notices required under the terms of the 401(k) Plan and the ESPP. Notwithstanding the foregoing, the Company's 401(k) Plan in effect as of the date of the Merger Agreement, to the extent practicable, will remain in effect until Company employees are allowed to participate in a comparable benefit plan of Parent. With respect to such comparable benefit plan of Parent, such plan shall give full credit to each Company employee for each participant's respective period of service with the Company prior to the Effective Time for all purposes for which such period of service is relevant to benefits provided under such benefit plan of Parent. From and after the Effective Time, Parent shall provide employees of the Company with the opportunity to participate in any employee stock option or other incentive compensation plan of Parent or Purchaser on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Parent and Purchaser, provided for any employee that such employee otherwise fulfills all eligibility criteria.

     Except as set forth above, the Company has agreed in the Merger Agreement not to modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding.

     Conditions to Obligations of All Parties to the Merger. The obligations of each of the parties to effect the Merger following completion of the Offer are subject to the following conditions: (i) the Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the DGCL; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") shall have expired or been terminated; (iii) Shares shall have been purchased pursuant to the Offer; and
(iv) no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which would (x) make the acquisition or holding by Parent or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (y) prohibit Parent's or Purchaser's ownership or operation of, or compel Parent or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary of the Company thereof, (z) compel Parent, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any such subsidiary or the Company or any such subsidiary, (xx) impose material limitations on the ability of Parent or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (yy) impose any condition to the Offer, the Merger Agreement or the Merger that is materially adverse to the party objecting thereto.

     Schedule 14D-9. In the Merger Agreement, the Company has agreed that concurrently with the filing by Parent and Purchaser of the Schedule 14D-1, it will file with the Commission and promptly mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer, tender their Shares thereunder to Purchaser and, if required by applicable law, approve the Merger; provided, that such recommendation may not be withdrawn, modified or amended in connection with a Superior Proposal (as defined below).

     Board of Directors. The Merger Agreement provides that promptly upon the acquisition by Purchaser pursuant to the Offer of such number of Shares which satisfies the Minimum Condition and from time to time thereafter, Parent shall be entitled to designate a majority of the members of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors to the extent permitted by its certificate of incorporation and/or secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall use its reasonable efforts to cause Parent's designees to be so elected. The Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Parent and its counsel. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors on the date thereof, or are directors (other than directors designated by Parent in accordance with the Merger Agreement) designated by such persons to fill any vacancy (the "Continuing Directors"); provided, however, that, if there shall be no Continuing Directors, such actions may be affected by majority vote of the entire Board of Directors, except that no such action shall amend the terms of the Merger Agreement or waive any right or obligation under the Merger Agreement in a manner adverse to the stockholders of the Company.

     Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate William J. Schroeder, Bruce C. Edwards, Carl W. Neun and James T. Schraith, or such other persons listed on Annex I as Parent shall determine, to serve as directors of the Company following consummation of the Offer. See Annex I.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization and authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, the Company's subsidiaries, Commission filings (including financial statements), the documents supplied by the Company relating to the Offer, required consents and approvals, employee benefit plans, litigation, the material liabilities of the Company and its subsidiaries, environmental matters relating to the Company and its subsidiaries, labor matters, trademarks, patents and other intellectual property, the payment of taxes, arrangements with financial advisors, related party transactions, and the absence of certain material adverse changes or events since March 31, 1998. The Company has also represented that it has taken or will take all action necessary to render Section 203 of the DGCL (see Section 16, "State Takeover Laws," below) inapplicable to Parent or Purchaser solely by virtue of the Offer, the Merger, the Merger Agreement, the purchase of Shares pursuant to the Offer, the Merger and the transactions contemplated thereby or therein.

     Parent and Purchaser have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent's and Purchaser's organization and qualification, their authority to enter into the Merger Agreement and consummate the Offer and the Merger, required consents and approvals, documents related to the Offer and the availability of sufficient financing to consummate the Offer.

     Conduct of Company's Business Pending Merger. Pursuant to the Merger Agreement, the Company and its subsidiaries has agreed that, prior to the Effective Time, unless Parent shall otherwise have agreed in writing or as otherwise contemplated by the Merger Agreement, the Company (including its subsidiaries) will carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any material event involving its business or operations.

     The Company has also agreed pursuant to the Merger Agreement that, prior to the Effective Time, except as permitted by the terms of the Merger Agreement, without the prior written consent of Parent, it will not, or permit any of its subsidiaries to do any of the following:

          (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (ii) Grant any severance or termination pay to any director, officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to the other, or adopt any new severance plan, or provide any other compensation or benefit to any employee, officer or director that would accrue or become payable as a result of or in connection with the Offer and/or Merger;

          (iii) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property (as defined in the Merger Agreement) or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice;

          (iv) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (v) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Merger Agreement (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Offer Price);

          (vi) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement;

          (vii) Cause, permit or propose any amendments to any charter document or bylaw (or similar governing instruments of any subsidiaries);

          (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances;

          (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

          (x) Incur any indebtedness for borrowed money in excess of $100,000 (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others;

          (xi) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (xii) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (xiii) Make any grant of exclusive distribution or other resale rights to any third party; or

          (xiv) Agree in writing or otherwise to take any of the actions described in (i) through (xiii) above.

     Non-Solicitation. The Company has agreed in the Merger Agreement that from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement pursuant its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group of such entity (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of the Merger Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions of such entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Merger Agreement), (ii) sale of 10% or more of the outstanding shares of capital stock of the Company (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto or qualifies for and files a Schedule 13D with respect thereto, indicating that the acquisition of such shares is for passive investment purposes only, and such person or group does not subsequently file an amendment to such 13D indicating that such shares were not acquired for passive investment purposes only and the Minimum Condition is not satisfied); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent or Purchaser); provided, however, that nothing shall prohibit the Company' Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     Prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of the paragraph below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer and the Merger to the stockholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is reasonably likely to be consummated (a "Superior Proposal"). In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; provided, however, that the Company shall not recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing).

     The Company will not provide any non-public information to a third party unless: (i) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has been previously delivered to Parent.

     Public Announcements. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Offer or the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Indemnification. Pursuant to the terms of the Merger Agreement, all rights to indemnification existing in favor of the current directors and officers of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's certificate of incorporation and/or bylaws (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between the Company and the Indemnified Persons (as in effect as of the date of the Merger Agreement), shall survive the Offer and the Merger for a period of not less than four years after the Effective Time; provided, however, that if, at any time prior to the fourth anniversary of the Effective Time, any Indemnified Persons delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification, then the claim asserted in such notice shall survive the fourth anniversary of the Effective Time until such time as such claim is fully and finally resolved. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to current Indemnified Persons as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified from the Effective Time until the fourth anniversary of the date on which the Merger becomes effective in any manner that would adversely affect the rights thereunder of any such Indemnified Person.

     Parent has agreed in the Merger Agreement that from the Effective Time until the fourth anniversary of the date on which the Merger becomes effective, Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the directors' and officers' liability insurance policy currently carried: provided, however, that Parent may substitute for such policy or policies of materially equivalent coverage for acts or commissions prior to the Effective Date and provided, further, that Parent shall not be obligated to maintain such coverage for policy limits which would cause the annual cost of such coverage to exceed $397,248, representing 150% of the cost of such coverage paid by the Company in fiscal year 1998 and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Termination of Merger Agreement. The Merger Agreement provides grounds for which it may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company. The Merger Agreement may be so terminated:

          (a) by mutual written agreement of the Boards of Directors of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement; or

             (ii) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by Parent:

             (i) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended (and not rescinded such recommendation within two (2) business days) that stockholders of the Company accept or approve, an Acquisition Proposal by a third party;

             (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (and not rescinded such recommendation within two (2) business days) its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, the Merger Agreement and the Merger;

             (iii) if the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer;

             (iv) prior to the purchase of Shares pursuant to the Offer, in the event that any waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the Purchase of Shares pursuant to the Offer shall not have expired or been terminated, the Minimum Condition shall not be satisfied or if any of the events set forth in clause (iii) of Annex I to the Merger Agreement shall have occurred; provided in the case of an event set forth in clause (iii), item (A),
        (B), (C), (F) or (H) of Annex I to the Merger Agreement that if such event is and continues to be reasonably probable of being cured by the date which is 20 business days after commencement of the Offer, Parent shall not terminate the Merger Agreement as a result of such event until the date that is 20 business days after the commencement of the Offer; or

             (v) prior to the purchase of Shares pursuant to the Offer if the Company is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since the date of the Merger Agreement ceased to be true and correct in any material respect; provided, that, if such breach is curable through exercise of the Company's commercially reasonable efforts, then Parent may not terminate the Merger Agreement unless the breach is not cured within 10 days after giving notice to the Company;

          (d) by the Company:

             (i) if the Offer shall not have been commenced in accordance with the terms of the Merger Agreement, or Parent or Purchaser shall have failed to purchase validly tendered Shares in violation of the terms of the Offer within ten business days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate the Merger Agreement if it is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement;

             (ii) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's Stockholders that they accept a Superior Proposal, and provided further that the Company shall have paid to Parent the entire Break-up Fee (as defined below); or

             (iii) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under the Merger Agreement, or any representation or warranty of Parent or Purchaser contained in the Merger Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; provided, that, if such breach is curable through exercise of the Parent's or Purchaser's commercially reasonable efforts, then the Company may not terminate the Merger Agreement unless the breach is not cured within 10 days after giving notice to the Parent.

     In the event of the termination of the Merger Agreement by the Company or Parent or both of them, the terminating party shall provide written notice of such termination to the other party and the Merger Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except as otherwise provided in the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that whether or not the transactions contemplated by the Offer and the Merger Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and the Merger Agreement shall be paid by the party incurring such expenses.

     The Merger Agreement also provides that the Company shall pay Parent, in same day funds, upon demand, a fee of $2,000,000 (the "Break-up Fee"), if any of the following shall occur:

          (i) if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

          (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its unanimous approval of, or unanimous recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer, the Merger Agreement and the Merger, or shall have resolved to do any of the foregoing;

          (iii) if the Company shall have failed to include in the Schedule 14D-9 the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer; or

          (iv) the following shall occur: (A) prior to the Effective Time, any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), shall beneficially own (as that term is used in Section 13(d)(3) of the Exchange Act), or shall have acquired, 25% or more of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire 25% or more of the Shares (the "25% Person"), which Shares are not tendered to Parent in connection with the Offer, (B) the Minimum Condition shall not be met as of the Expiration Date and (C) either
     (1) the 25% Person shall, at any time within twelve (12) months of the expiration of the Offer, effect the Acquisition (as defined below) of the Company or enter into an agreement with the Company or commence a tender offer to effect such an Acquisition, and the transactions contemplated thereby are subsequently consummated at any time, or (2) any person other than Parent or any affiliate of Parent effects the Acquisition of the Company during 1998, or during 1998 enters into an agreement with the Company or commences a tender offer for the Acquisition of the Company and the transactions contemplated thereby are subsequently consummated at any time, in any such case under this clause (2) at a purchase price equivalent to a price per Share in excess of $2.45. For the purposes of the Merger Agreement, an "Acquisition" of the Company means any merger, consolidation or other reorganization, any tender offer or other transaction or series of related transactions involving the acquisition of securities of the Company, or any sale or license of all or substantially all the business or assets of the Company, unless the shareholders of the Company prior to such transaction or series of related transactions retain following such transaction or series of related transactions (in respect of their equity interest in the Company prior thereto) more than 50% of the voting equity securities of the surviving or successor corporation to the business of the Company.

     The Break-up Fee is payable to compensate Parent and Purchaser for their direct and indirect costs and expenses associated with the negotiation and execution of the Merger Agreement and the undertaking of the transactions contemplated therein in the event of the occurrence of all of the events set forth in clauses (i), (ii), (iii) and (iv) of the paragraph above, and shall constitute liquidated damages with respect to (but solely with respect to) the events itemized in clauses (i), (ii), (iii) and/or (iv) of the paragraph above. However, the right to the payment of the Break-up Fee shall be in addition to any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any other term or provision of this Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans; (b) grant any severance or termination pay to any director, officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreement outstanding, or policies existing, on the date of the Merger Agreement and as previously disclosed in writing to the other, or adopt any new severance plan, or provide any other compensation or benefit to any employee, officer or director that would accrue or become payable as a result of or in connection with the Offer and/or Merger; (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date of the Merger Agreement (which repurchase rights the Company shall be obligated to exercise if the repurchase price is less than the Offer Price); (e) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of Shares pursuant to the exercise of stock options therefor outstanding as of the date of the Merger Agreement; See Section 13, "Conduct of Company's Business Pending Merger."

15. CERTAIN CONDITIONS TO PURCHASER'S OBLIGATIONS.

     In the Merger Agreement, Purchaser has agreed notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase or pay for, or may terminate or amend the Offer and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if:

          (i) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

          (ii) the Minimum Condition is not satisfied;

          (iii) at any time on or after the date of the Merger Agreement, any of the following events shall be determined by Parent or Purchaser to have occurred through no fault of Parent or Purchaser:

          (iv) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any

     Governmental Entity (as defined in the Merger Agreement) could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise materially prohibit, delay or restrict consummation of the Offer or the Merger or the consummation of any transaction contemplated by the Merger Agreement, (2) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries taken as a whole of all or any material portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, in each case, as a result of the Offer the Merger or the transactions contemplated thereby (3) impose any material limitation on the ability of Parent or Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger (4) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Merger Agreement, (5) impose any material condition to the Offer, the Merger Agreement or the Merger unacceptable to Parent or Purchaser; or

          (v) the Company shall have failed to obtain all of the consents of third parties as described in the Merger Agreement by the Expiration Date if such failure would result in a Material Adverse Effect (as defined in the Merger Agreement); or

          (vi) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Merger Agreement or any representation or warranty of the Company in the Merger Agreement shall have been incorrect, in any material respect when made or on and as of the date of any scheduled expiration or consummation of the Offer.

          (vii) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer and the Merger, (3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger Agreement or the Merger, the Board of Directors of the Company shall fail to do so within two business days after such request is made, in any event described in the Section (D), so long as such withdrawal modification, approval, recommendation, resolution or failure has not been rescinded within two business days; or

          (viii) the Merger Agreement shall have been terminated in accordance with its terms; or

          (ix) there shall have occurred any Material Adverse Effect (as defined in the Merger Agreement) on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

which in the sole but reasonable judgment of Parent in such case, and regardless of the circumstances makes it inadvisable to proceed with the Offer or with acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent, Purchaser and their permitted assignees and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their assignees) giving rise to such condition. Except as otherwise specified in the Merger Agreement, all the foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time prior to the completion of the Offer and from time to time. Any determination by Parent or Purchaser concerning any event described in this
Section 15 is binding upon all persons to whom the Offer is made.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser and Parent regardless of the circumstances (except in the case any such condition is not satisfied as the direct result of a breach by Parent or Purchaser of obligations under the Merger Agreement) giving rise to such conditions, or may be waived (except for the Minimum Condition) by Purchaser or Parent in whole at any time or in part from time to time in their sole discretion. The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser or Parent concerning the conditions described in this Section shall be final and binding upon all parties.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section, Purchaser is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. The Hart-Scott-Rodino Act provides that the acquisition of Shares by Purchaser may not be consummated unless certain information has been furnished to the Division (the "Division") and the FTC and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the Hart-Scott-Rodino Act require the filing of a Notification and Report Form (the "Form") with the Division and the FTC and that the acquisition of Shares under the Offer may not be consummated until 15 days after receipt of the Form by the Division and the FTC. Within such 15 day period the Division or the FTC may request additional information or documentary material from Purchaser. In the event of such request the acquisition of Shares under the Offer may not be consummated until 10 days after receipt of such additional information or documentary material by the Division or the FTC. Purchaser expects to file its Form with the Division and the FTC on May 15, 1998. The Company advised the Purchaser that the Company expects to file its Form with the Division and the FTC on May 15, 1998.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 7, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the stockholders of the Company and
(iii) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, Section 203 is inapplicable to the Offer or the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent and Purchaser have engaged Broadview Associates LLC ("Broadview") as financial advisor in connection with their effort to acquire the Company. Parent has agreed to pay a fee of $500,000 upon successful completion of the Offer. In addition, Parent has agreed, whether or not the Offer is consummated, to reimburse Broadview for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Broadview against certain liabilities and expenses in connection with its engagement. Broadview has rendered other advisory services to Parent from time to time in the past and may continue to represent Parent from time to time in the future, for which it would receive customary compensation from Parent.

     Parent and Purchaser have retained MacKenzie Partners, Inc. to act as Information Agent and BankBoston, N.A. to act as Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Parent and Purchaser will no pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Purchaser other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Purchaser.

     Purchaser has filed with the Commission a statement on Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may

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